Exhibit 15.10

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Shell Company Report on Form 20-F of K Wave Media Ltd. of our report dated May 14, 2025 relating to the financial statements of The LAMP Co., Ltd., which appears in this Shell Company Report on Form 20-F. We also consent to the reference to us under the heading “Statement by Experts” in this Shell Company Report on Form 20-F.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

May 14, 2025